Exhibit 99.1

FOR IMMEDIATE RELEASE

J. Alexander’s Holdings, Inc. Reports Results

For Second Quarter Ended July 1, 2018

Same Store Sales Rise In Both Restaurant Concepts

NASHVILLE, TN, Aug. 8, 2018 — J. Alexander’s Holdings, Inc. (NYSE: JAX) (the Company), owner and operator of a collection of restaurants which includes J. Alexander’s, Redlands Grill, Stoney River Steakhouse and Grill and selected other restaurants, today reported financial results for the second quarter ended July 1, 2018.

Second Quarter 2018 Highlights Compared to the Second Quarter of 2017

•	Net sales were $60,420,000, an increase of 3.8% from $58,216,000 achieved in the second quarter of 2017.

•

For the J. Alexander’s/Grill restaurants, average weekly same store sales per restaurant (1) were $116,200, an increase of 1.9% from $114,000 reported in the second quarter of 2017. For the Stoney River Steakhouse and Grill restaurants, average weekly same store sales were $78,900, up 6.2% from $74,300 recorded in the second quarter of 2017.

•	Pre-opening expense totaled $504,000 for the quarter ended July 1, 2018 compared to $10,000 during the second quarter of 2017, with the increase attributable to the timing of new restaurant openings.

•

Income from continuing operations before income taxes was $2,203,000 for the second quarter of 2018 compared to income from continuing operations before income taxes of $42,000 for the corresponding quarter of 2017. The sharp increase in results for the most recent quarter was primarily due to a favorable swing in the quarterly valuation of the Black Knight Advisory Services, LLC (Black Knight) profits interest grant. For the second quarter of 2018, the Company realized income of $53,000 compared to a profits interest expense of $1,714,000 in the same quarter a year ago. The Black Knight profits interest grant was issued in October 2015 and requires a quarterly valuation. The non-cash expense (income) associated with this grant is being recognized over a three-year vesting period which runs through October 6, 2018. It is calculated each quarter based upon the most recent valuation performed using the Black-Scholes valuation model, with any cumulative change associated with the most recent valuation impacting the most recent quarter. Primarily due to the $11.15 per share closing price of the Company’s stock at the end of the most recent quarter, the grant’s valuation decreased from $6,684,000 at April 1, 2018 to $6,018,000 at July 1, 2018. The Company also incurred consulting fees of $205,000 under its management agreement with Black Knight for the most recent quarter compared to $174,000 in the second quarter of 2017.

•	Net income for the second quarter of 2018 was $2,105,000, up from net income of $186,000 recorded for the comparable quarter of 2017.

•	Basic and diluted earnings per share were $0.14 for the second quarter of 2018 compared to $0.01 for the second quarter of 2017.

•	Adjusted EBITDA(2) rose 9.9% from $5,465,000 in the second quarter of 2017 to $6,007,000 in the second quarter of 2018.

•	Restaurant Operating Profit Margin (3) as a percent of net sales was 12.5% in the most recent quarter compared to 12.1% for the second quarter of 2017.

•	Cost of sales as a percentage of net sales in the second quarter of 2018 was 32.2% compared to 33.0% in the corresponding quarter of 2017.

(1)

Average weekly same store sales per restaurant is computed by dividing total restaurant same store sales for the period by the total number of days all same store restaurants were open for the period to obtain a daily sales average. The daily same store sales average is then multiplied by seven to arrive at average weekly same store sales per restaurant. Days on which restaurants are closed for business for any reason other than scheduled closures on Thanksgiving and Christmas are excluded from this calculation. Sales and sales days used in this calculation and amounts of other “same store” figures in this release include only those for restaurants in operation at the end of the period which have been open for more than 18 months. Revenue associated with reduction in liabilities for gift cards, which is recognized in proportion to guest redemptions based on historical redemption rates and commonly referred to as gift card breakage, is not included in the calculation of average weekly same store sales per restaurant. Average weekly same store sales is computed from sales amounts that have been determined in accordance with U.S. generally accepted accounting principles (GAAP).

(2)

Please refer to the financial information accompanying this release for our definition of and a reconciliation of the non-GAAP financial measure Adjusted EBITDA to net income. Management uses Adjusted EBITDA to evaluate operating performance and the effectiveness of its business strategies.

(3)

“Restaurant Operating Profit Margin” is the ratio of Restaurant Operating Profit, a non-GAAP financial measure, to net sales. Please refer to the financial information accompanying this release for our definition of and a reconciliation of the non-GAAP financial measure Restaurant Operating Profit to Operating Income. Management uses Restaurant Operating Profit to measure operating performance at the restaurant level.

For the second quarter of 2018, the Company’s restaurant labor and related costs as a percentage of net sales were 31.1% compared to 30.8% of net sales in the second quarter of 2017. Other restaurant operating expenses were 19.8% of net sales in both the second quarter of 2018 and second quarter of 2017.

The Company’s operating income for the second quarter of 2018 was $2,334,000 compared to operating income of $215,000 for the second quarter of 2017.

The average weekly guest counts within the same store base of the Company’s J. Alexander’s/Grills collection were down 0.6% in the second quarter of 2018 compared to the second quarter of the prior year. Guest counts within the same store base at the Company’s Stoney River Steakhouse and Grill restaurants were up 6.2% for the second quarter of 2018 over the second quarter of 2017. With respect to average guest checks, which include alcoholic beverage sales, the average guest check within the J. Alexander’s/Grills same store base of restaurants during the second quarter of 2018 was $31.60, up 2.6% from $30.80 during the second quarter of 2017. The average guest check within the same store base of Stoney River Steakhouse and Grill restaurants reached $42.27 during the second quarter of 2018, up 0.1% from $42.23 recorded in the corresponding quarter of 2017.

On a consolidated basis, average weekly guest counts within the Company’s J. Alexander’s/Grills locations in the second quarter of 2018 were down 2.0% from the second quarter of 2017, while average weekly guest counts within the Company’s Stoney River Steakhouse and Grill locations increased 7.8% for the second quarter of 2018 compared to the second quarter of 2017. Average guest checks for the combined J. Alexander’s/Grills concepts rose 2.7% from $30.85 in the second quarter of 2017 to $31.69 for the second quarter of 2018. Average guest checks for the Stoney River Steakhouse and Grill restaurants decreased 0.6% from $42.17 in the second quarter of 2017 to $41.90 in the second quarter of 2018.

The effect of menu pricing for the second quarter of 2018 was estimated to be a 1.8% increase for the J. Alexander’s/Grills restaurants and a 1.9% increase for the Stoney River Steakhouse and Grill restaurants compared to the corresponding quarter of 2017. Deflation in food costs for the second quarter of 2018 was estimated to total 0.9% for the J. Alexander’s/Grills restaurants, with beef costs decreasing by an estimated 4.6% compared to the second quarter of 2017. For the Stoney River Steakhouse and Grill restaurants, deflation for the second quarter of 2018 was estimated to total 3.0%, with beef costs down by approximately 7.2% from the comparable quarter of 2017.

Chief Executive Officer’s Comments

“The second quarter of 2018 again reflected increases in average weekly same store sales for both of our restaurant groups,” Lonnie J. Stout II, President and Chief Executive Officer, said. “It was a solid quarter that included improvement not only at the top line, but also in several key operating areas. We were pleased with our overall performance.”

During the second quarter, Stout said the Company continued to execute strategies allowing it to build guest loyalty in both of its restaurant collections.

“We were encouraged that guest counts at our J. Alexander’s/Grill restaurants showed improvement over the first quarter’s performance. We realize, however, that further improvement is needed in the final half of 2018 and we remain tightly focused on making certain each guest visit is an outstanding experience.” Stout noted that the modest decrease in guest counts within the Company’s J. Alexander’s/Grills group during the second quarter of 2018 was significantly influenced by three specific locations. “From time to time, we will encounter situations that impact our traditional guest traffic patterns and require us to work that much harder to recapture or replace the business. Examples include the relocation of a major corporate presence within a specific market or, for limited periods of time, competitive intrusion of a new restaurant opened within a specific market. As we analyze our same store guest traffic, excluding three specific restaurants that have been subject to events similar to these examples, our performance for the second quarter of 2018 would have reflected a slight increase instead of the 0.6% decrease previously noted.”

Stout said the recent addition of lunch and brunch at several Stoney River locations in the last quarter has positively impacted guest traffic and sales of the restaurant group, but that the primary factor influencing the increase in average weekly same store sales per restaurant was organic growth in guest counts. “This collection has continued to show stronger than anticipated momentum, including our newer restaurants.”

The Company’s cost of sales decreased in the most recent quarter due principally to falling beef prices. Restaurant operating margins also showed improvement, rising 0.4% for the quarter ended July 1, 2018 over the same quarter a year earlier.

“We remain cautiously optimistic that the beef market will continue to perform within acceptable parameters,” Stout continued. “On balance, we continue to be encouraged by the performance of our newer restaurants in both operating groups, and look forward to announcing plans for additional locations as soon as leases are executed,” he added.

Highlights for the First Six Months of 2018

For the six months ended July 1, 2018, the Company posted net sales of $122,329,000, up 3.6% from $118,038,000 recorded in the first half of 2017. Within the J. Alexander’s/Grill restaurants, average weekly same store sales per restaurant were $118,100 for the six months ended July 1, 2018, an increase of 1.0% from $116,900 achieved in the same two quarters of 2017. For the Stoney River Steakhouse and Grill restaurants, average weekly same store sales per restaurant advanced 6.1% from $76,600 in the first six months of 2017 to $81,300 in the first half of 2018.

Income from continuing operations before income taxes for the six months ended July 1, 2018 was $4,045,000, up 9.8% from $3,683,000 reported for the same two quarters a year ago.

During the first half of 2018, the Black Knight profits interest grant resulted in non-cash profits interest expense of $1,854,000, an increase of 10.6% from profits interest expense of $1,676,000 reported in the same six months of 2017. For the first six months of 2018, the Company had consulting fees of $449,000 from its management agreement with Black Knight compared to $439,000 of expense in the first half of 2017.

The Company posted net income of $3,698,000 in the first six months of 2018, up 28.9% from $2,870,000 for the same two quarters of 2017. Adjusted EBITDA for the first two quarters of 2018 totaled $14,158,000, up 8.4% from $13,066,000 recorded in the first six months of 2017. Basic earnings per share and diluted earnings per share totaled $0.25 in the first half of 2018. In the comparable two quarters of 2017, basic earnings per share totaled $0.20 while diluted earnings per share totaled $0.19. See attached “Adjusted EBITDA Reconciliation” for our definition of Adjusted EBITDA and a reconciliation to net income.

Guest counts within the same store base of restaurants decreased by 1.4% within the J. Alexander’s/Grill restaurants for the first half of 2018, and increased 7.2% within the Stoney River Steakhouse and Grill restaurants during the same two quarters. The average guest check within the same store base at the combined J. Alexander’s/Grill restaurants increased 2.5% from $30.95 for the first six months of 2017 to $31.73 for the first half of 2018, while the Stoney River average guest check decreased by 0.8% from $42.94 in the first two quarters of 2017 to $42.58 for the first half of 2018. The effect of menu price changes for the first half of 2018 was estimated to be a 1.8% increase at the J. Alexander’s/Grill locations and a 1.7% increase at the Stoney River Steakhouse and Grill restaurants compared to the first six months of 2017.

Cost of sales as a percentage of net sales for the first two quarters of 2018 was 31.6% compared to 31.9% for the first six months of 2017. The estimated effect of inflation in food costs for the first half of 2018 was 1.0% for the J. Alexander’s/Grill restaurants, with beef costs declining by approximately 1.1% compared to the same six months a year earlier. For the Stoney River Steakhouse and Grill restaurants, deflation was an estimated 0.3%, including an estimated decrease of 2.7% in beef costs compared to the first half of 2017.

Restaurant Development

During the second quarter of 2018, the Company opened a new J. Alexander’s restaurant in King of Prussia, PA, marking the Company’s entry into Pennsylvania. The Company continued construction on a new Stoney River Steakhouse and Grill in Troy, MI. This new restaurant is expected to open in the fourth quarter of 2018. The Company anticipates opening three to four new restaurants in 2019, and will announce details once leases related to such sites have been executed.

Guidance For 2018 Unchanged

Our performance outlook is based on current information as of August 8, 2018. The Company does not expect to update its 2018 guidance before next quarter’s earnings release. However, the information on which the outlook is based is subject to change, and the Company may update its full business outlook or any portion thereof at any time for any reason. Based upon current information, the guidance for the 2018 fiscal year is the same as reported on May 3, 2018.

Conference Call

The Company will hold a conference call on Thursday, August 9, 2018, at 10 a.m., Central time to discuss its financial results for the second quarter ended July 1, 2018. The conference call can be accessed live over the phone by dialing 1-877-407-0789 (Toll-Free) or 1-201-689-8562 (Toll/International). To access the call via the internet, go to J. Alexander’s website at http://investor.jalexandersholdings.com or http://public.viavid.com/index.php?id=130771. A replay of the conference call will be available shortly following the conclusion of the call at http://investor.jalexandersholdings.com and http://public.viavid.com/index.php?id=130771, as well as by dialing 1-844-512-2921 or 1-412-317-6671 and providing the access code 13682084. The replay will be accessible through August 16, 2018 via telephone and for 30 days on the internet.

About J. Alexander’s Holdings, Inc.

J. Alexander’s Holdings, Inc. is a collection of restaurants that focus on providing high quality food, outstanding professional service and an attractive ambiance. The Company presently operates 45 restaurants in 16 states. The Company has its headquarters in Nashville, TN.

For additional information, visit www.jalexandersholdings.com.

Forward-Looking Statements

This press release issued by J. Alexander’s Holdings, Inc. contains forward-looking statements, which include all statements that do not relate solely to historical or current facts, such as statements regarding our expectations, intentions or strategies regarding the future. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected and are subject to a number of known and unknown risks and uncertainties, including the Company’s ability to maintain satisfactory guest count levels and maintain or increase sales and operating margins in its restaurants under varying economic conditions; the effect of higher commodity prices, unemployment and other economic factors on consumer demand; increases in food input costs or product shortages and the Company’s response to them; the number and timing of new restaurant openings and the Company’s ability to operate them profitably; competition within the casual dining industry and within the markets in which our restaurants are located; adverse weather conditions in regions in which the Company’s restaurants are located; factors that are under the control of third parties, including government agencies; as well as other risks and uncertainties described under the headings “Forward-Looking Statements,” “Risk Factors” and other sections of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2018 and subsequent filings. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

J. Alexander’s Holdings, Inc.

Mark A. Parkey

Chief Financial Officer

(615) 269-1900

J. Alexander’s Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited in thousands, except per share amounts)

	Quarter Ended		Six Months Ended
	July 1	July 2	July 1	July 2
	2018	2017	2018	2017
Net sales	$60,420	$58,216	$122,329	$118,038
Costs and expenses:
Cost of sales	19,433	19,197	38,694	37,628
Restaurant labor and related costs	18,781	17,959	37,007	35,904
Depreciation and amortization of restaurant property and equipment	2,696	2,500	5,265	4,878
Other operating expenses	11,943	11,539	23,961	23,109

Total restaurant operating expenses	52,853	51,195	104,927	101,519
Transaction and integration expenses	7	460	933	460
General and administrative expenses	4,722	6,336	11,247	11,164
Pre-opening expense	504	10	830	886

Total operating expenses	58,086	58,001	117,937	114,029

Operating income	2,334	215	4,392	4,009
Other income (expense):
Interest expense	(186)	(224)	(360)	(398)
Other, net	55	51	13	72

Total other expense	(131)	(173)	(347)	(326)

Income from continuing operations before income taxes	2,203	42	4,045	3,683
Income tax benefit (expense)	12	254	(126)	(590)
Loss from discontinued operations, net	(110)	(110)	(221)	(223)

Net income	$2,105	$186	$3,698	$2,870

Basic Earnings per share:
Income from continuing operations, net of tax	$0.15	$0.02	$0.27	$0.21
Loss from discontinued operations, net	(0.01)	(0.01)	(0.02)	(0.02)

Basic earnings per share	$0.14	$0.01	$0.25	$0.20

Diluted Earnings per share:
Income from continuing operations, net of tax	$0.15	$0.02	$0.26	$0.21
Loss from discontinued operations, net	(0.01)	(0.01)	(0.01)	(0.02)

Diluted earnings per share	$0.14	$0.01	$0.25	$0.19

Weighted average common shares outstanding:
Basic	14,695	14,695	14,695	14,695
Diluted	14,901	14,905	14,869	14,800

J. Alexander’s Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Income Data as a Percentage of Net Sales and

Other Financial and Performance Data (Unaudited)

	Quarter Ended		Six Months Ended
	July 1	July 2	July 1	July 2
	2018	2017	2018	2017
Net sales	100.0%	100.0%	100.0%	100.0%
Costs and expenses:
Cost of sales	32.2	33.0	31.6	31.9
Restaurant labor and related costs	31.1	30.8	30.3	30.4
Depreciation and amortization of restaurant property and equipment	4.5	4.3	4.3	4.1
Other operating expenses	19.8	19.8	19.6	19.6

Total restaurant operating expenses	87.5	87.9	85.8	86.0
Transaction and integration expenses	0.0	0.8	0.8	0.4
General and administrative expenses	7.8	10.9	9.2	9.5
Pre-opening expense	0.8	0.0	0.7	0.8

Total operating expenses	96.1	99.6	96.4	96.6

Operating income	3.9	0.4	3.6	3.4
Other income (expense):
Interest expense	(0.3)	(0.4)	(0.3)	(0.3)
Other, net	0.1	0.1	0.0	0.1

Total other expense	(0.2)	(0.3)	(0.3)	(0.3)

Income from continuing operations before income taxes	3.6	0.1	3.3	3.1
Income tax benefit (expense)	0.0	0.4	(0.1)	(0.5)
Loss from discontinued operations, net	(0.2)	(0.2)	(0.2)	(0.2)

Net income	3.5%	0.3%	3.0%	2.4%

Note: Certain percentage totals do not sum due to rounding.

Other Financial and Performance Data:

Adjusted EBITDA(1)	$6,007	$5,465	$14,158	$13,066
As a % of net sales	9.9%	9.4%	11.6%	11.1%

Average weekly sales per restaurant:

J. Alexander’s Restaurant/ Grills	$113,200	$112,600	$115,700	$115,400
Percent change	0.5%		0.3%

Stoney River Steakhouse and Grill	$78,400	$73,100	$80,500	$75,400
Percent change	7.3%		6.8%

Average weekly same store sales per restaurant:

J. Alexander’s Restaurant/ Grills	$116,200	$114,000	$118,100	$116,900
Percent change	1.9%		1.0%

Stoney River Steakhouse and Grill	$78,900	$74,300	$81,300	$76,600
Percent change	6.2%		6.1%

(1)	See definitions and reconciliation attached.

J. Alexander’s Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited in thousands)

	July 1	December 31
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$7,259	$10,711
Other current assets	7,563	8,019

Total current assets	14,822	18,730

Other assets	5,776	6,183
Property and equipment, net	107,033	103,615
Goodwill	15,737	15,737
Tradename and other indefinite-lived intangibles	25,631	25,202
Deferred Charges, net	167	184

	$169,166	$169,651

Liabilities and Stockholders’ Equity

Current liabilities	$26,304	$30,027
Long term debt, net of portion classified as current and unamortized deferred loan costs	8,322	10,781
Deferred compensation obligations	6,592	6,451
Deferred income taxes	1,193	2,075
Other long-term liabilities	6,779	6,456
Stockholders’ equity	119,976	113,861

	$169,166	$169,651

J. Alexander’s Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited in thousands)

	Six Months Ended
	July 1	July 2
	2018	2017
Cash flows from operating activities:
Net income	$3,698	$2,870
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	5,411	5,021
Equity-based compensation expense	2,383	2,308
Other, net	(282)	52
Changes in assets and liabilities, net	(2,631)	(2,147)

Net cash provided by operating activities	8,579	8,104

Cash flows from investing activities:
Purchase of property and equipment	(9,019)	(6,597)
Other investing activities	(512)	(273)

Net cash used in investing activities	(9,531)	(6,870)

Cash flows from financing activities:
Payments on long-term debt and obligations under capital leases	(2,500)	(1,111)
Other financing activities	—	(2)

Net cash used in financing activities	(2,500)	(1,113)

Increase (decrease) in cash and cash equivalents	(3,452)	121
Cash and cash equivalents at beginning of period	10,711	6,632

Cash and cash equivalents at end of period	$7,259	$6,753

Supplemental disclosures:
Property and equipment obligations accrued at beginning of period	$1,854	$2,587
Property and equipment obligations accrued at end of period	1,760	969
Cash paid for interest	402	395
Cash paid for income taxes	234	1,838

J. Alexander’s Holdings, Inc. and Subsidiaries

Non-GAAP Financial Measures and Reconciliations

(Unaudited in thousands)

Non-GAAP Financial Measures

Within this press release, we present the following non-GAAP financial measures which we believe are useful to investors as key measures of our operating performance:

We define Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization, or “Adjusted EBITDA”, as net income (loss) before interest expense, income tax expense (benefit), depreciation and amortization, and adding asset impairment charges and restaurant closing costs, loss on disposals of fixed assets, transaction and integration costs, non-cash compensation, loss from discontinued operations, gain on debt extinguishment and pre-opening costs.

Adjusted EBITDA is a non-GAAP financial measure that we believe is useful to investors because it provides information regarding certain financial and business trends relating to our operating results and excludes certain items that are not indicative of our operations. Adjusted EBITDA does not fully consider the impact of investing or financing transactions as it specifically excludes depreciation and interest charges, which should also be considered in the overall evaluation of our results of operations.

We define “Restaurant Operating Profit” as net sales less restaurant operating costs, which are cost of sales, restaurant labor and related costs, depreciation and amortization of restaurant property and equipment, and other operating expenses. Restaurant Operating Profit is a non-GAAP financial measure that we believe is useful to investors because it provides a measure of profitability for evaluation that does not reflect corporate overhead and other non-operating or unusual costs. “Restaurant Operating Profit Margin” is the ratio of Restaurant Operating Profit to net sales.

Our management uses Adjusted EBITDA and Restaurant Operating Profit to evaluate the effectiveness of our business strategies. We caution investors that amounts presented in accordance with the above definitions of Adjusted EBITDA or Restaurant Operating Profit may not be comparable to similar measures disclosed by other companies, because not all companies calculate these non-GAAP financial measures in the same manner. Adjusted EBITDA and Restaurant Operating Profit should not be assessed in isolation from, or construed as a substitute for, net income or other measures presented in accordance with GAAP.

A reconciliation of these non-GAAP financial measures to the closest GAAP measure is set forth in the following tables:

	Quarter Ended		Six Months Ended
	July 1	July 2	July 1	July 2
	2018	2017	2018	2017
Net income	$2,105	$186	$3,698	$2,870
Income tax (benefit) expense	(12)	(254)	126	590
Interest expense	186	224	360	398
Depreciation and amortization	2,780	2,586	5,433	5,048

EBITDA	5,059	2,742	9,617	8,906

Transaction and integration expenses	7	460	933	460
Loss on disposal of fixed assets	38	54	96	88
Asset impairment charges and restaurant closing costs	12	27	10	133
Non-cash compensation	277	2,062	2,451	2,370
Loss from discontinued operations, net	110	110	221	223
Pre-opening expense	504	10	830	886

Adjusted EBITDA	$6,007	$5,465	$14,158	$13,066

Note: For purposes of computing Adjusted EBITDA, the $(53) and $1,714 for the quarters ended July 1, 2018 and July 2, 2017, respectively, and $1,854 and $1,676 for the six months ended July 1, 2018 and July 2, 2017, respectively, in non-cash compensation associated with a profits interest grant issued to Black Knight Advisory Services, LLC (“BKAS”) on October 6, 2015 has been included in “Non-cash compensation” above. Additional expenses associated with the Company’s management agreement with BKAS totaling $205 and $174 for the quarters ended July 1, 2018 and July 2, 2017, respectively, and totaling $449 and $439 for the six months ended July 1, 2018 and July 2, 2017, respectively, are included in general and administrative expenses and have not been included in the reconciliation set forth above.

J. Alexander’s Holdings, Inc. and Subsidiaries

Non-GAAP Financial Measures and Reconciliations

(Unaudited in thousands)

	Quarter Ended				Six Months Ended
	July 1		July 2		July 1		July 2
	2018		2017		2018		2017
	Amount	Percent of Net Sales	Amount	Percent of Net Sales	Amount	Percent of Net Sales	Amount	Percent of Net Sales
Operating income	$2,334	3.9%	$215	0.4%	$4,392	3.6%	$4,009	3.4%
General and administrative expenses	4,722	7.8%	6,336	10.9%	11,247	9.2%	11,164	9.5%
Transaction and integration expenses	7	0.0%	460	0.8%	933	0.8%	460	0.4%
Pre-opening expense	504	0.8%	10	0.0%	830	0.7%	886	0.8%

Restaurant Operating Profit	$7,567	12.5%	$7,021	12.1%	$17,402	14.2%	$16,519	14.0%